Exhibit 8.1

Form of Tax Opinion

[Letterhead of Preston Gates & Ellis, LLP]

[Date]

Cornerstone Realty Fund, Inc.
4590 MacArthur Blvd., Suite 610
Newport Beach, CA 92660

Re:	Cornerstone Realty Fund, Inc.

Ladies and Gentlemen:

     You have requested our opinions with respect to material federal income tax matters in connection with the proposed offering (the “Offering”) of up to 56,962,500 shares of common stock (the “Shares”) of Cornerstone Realty Fund, Inc., a Maryland corporation (the “Company”), as more fully described in the registration statement on Form S-11, Registration No. 333-121238 (the “Registration Statement”), and the prospectus included therein (the “Prospectus”), filed by the Company with the Securities and Exchange Commission, and with respect to Cornerstone Operating Partnership, L.P. (the “Partnership”). Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Prospectus. References herein to the Prospectus shall include all exhibits thereto.

     In connection with this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the Registration Statement and exhibits to the Registration Statement, including the Articles of Amendment and Restatement of the Articles of Incorporation of the Company (the “Articles”) and the Bylaws of the Company (the “Bylaws”), the Certificate of Limited Partnership of Cornerstone Operating Partnership, L.P. (the “L.P. Certificate”), and the Agreement of Limited Partnership for Cornerstone Operating Partnership, L.P. (“Operating Partnership Agreement”). In addition, we have relied upon the letter provided to us from the Company, dated as of the date hereof, representing the truth and accuracy of the representations attributed to it in the Prospectus and including certain other representations. We have also examined and relied upon such records, documents, certificates, instructions, resolutions and other matters which, in our judgment, were necessary in order to enable us to render the opinions set forth herein.

     Our opinions set forth below are based on the assumptions that (i) the Company’s proposed method of operation and share ownership structure will be as described in the Prospectus; (ii) the Company and the Partnership are, and will continue to be, organized and managed as set forth in the Prospectus; (iii) the Offering and subsequent transactions involving the Shares will be consummated in the manner contemplated by the Prospectus; (iv) the Articles,

Cornerstone Realty Fund, Inc.
_____________, 2005

Bylaws, L.P. Certificate and Operating Partnership Agreement are not amended or modified in any material respect from the forms attached as exhibits to the Prospectus, and all material terms and conditions in such documents are complied with; and (v) the Partnership has not made, and will not make, an election under U.S. Treasury Regulation Section 301.7701-3 to be classified as an associated taxable as a corporation for U.S. federal income tax purposes. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies.

     Based on the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

     1.      The Company has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

     2.      The Company’s method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to satisfy the requirements for qualification and taxation as a REIT under the Code.

     3.      The Partnership will be properly classified as a partnership under the Code.

     4.      Insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Federal Income Tax Considerations” in the Prospectus are accurate in all material respects.

     The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, some of which requirements are dependent upon actual operating results, distribution levels, diversity of stock ownership (which requirements are not applicable in the current year), asset composition, source of income and record keeping. We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various REIT qualification tests.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

     This letter and the opinions expressed or confirmed herein are for delivery to the Company and may be relied upon only by it and its stockholders who acquire their Shares from the Company.

Cornerstone Realty Fund, Inc.
_____________, 2005

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the caption “Federal Income Tax Considerations”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Preston Gates & Ellis LLP
By
Charles H. Purcell